Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2008, in the Registration Statement (Form S-1) and related Prospectus of Noranda Aluminum Holding Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP Chartered Accountants Licensed Public Accountants

Toronto, Canada

May 7, 2008